AMERICAN BALANCED FUND, INC.

                             ARTICLES SUPPLEMENTARY
                           INCREASING AUTHORIZED STOCK
                      AS AUTHORIZED BY SECTION 2-105(c) OF
                      THE MARYLAND GENERAL CORPORATION LAW

     American Balanced Fund, Inc., a Maryland corporation (the "Corporation") having its principal office in Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: In accordance with Section 2-105(c) of the Maryland General Corporation Law, the Board of Directors has increased the authorized Capital Stock of the corporation to 5,500,000,000 shares of Common Stock (par value $0.001 per share).

         SECOND: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

         THIRD: (a) As of immediately before the increase the total number of shares of stock of all classes which the Corporation has authority to issue is 2,500,000,000 shares of Common Stock (par value $0.001 per share).

                           (b) As increased the total number of shares of stock
of all classes which the Corporation has authority to issue is 5,500,000,000 shares of Common Stock (par value $0.001 per share).

                           (c) The aggregate par value of all shares having a
par value is $2,500,000 before the increase and $5,500,000 as increased.

                  IN WITNESS WHEREOF, American Balanced Fund, Inc., has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Chairman of the Board and attested by its Secretary on this 3rd day of June, 2004.

ATTEST:                                      AMERICAN BALANCED FUND, INC.


By  /s/ Patrick F. Quan                      By  /s/ Robert G. O'Donnell
    -----------------------------------          ------------------------------
    Patrick F. Quan                              Robert G. O'Donnell
    Secretary                                    Chairman of the Board

     THE UNDERSIGNED, Chairman of the Board of American Balanced Fund, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under penalty of perjury.


Dated:    June 3, 2004                      By: /s/ Robert G. O'Donnell
         ------------------------           -----------------------------------
                                             Robert G. O'Donnell
                                             Chairman of the Board